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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation:

      We consent to incorporation by reference in the Amendment No. 1 to registration statement on Form S-3 of YieldUP International Corporation of our report dated February 13, 1998, except as to Note 8, which is as of March 30, 1998, relating to the balance sheet of YieldUP International Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of YieldUP International Corporation.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP


Mountain View, California
June 19, 1998